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                                                                    EXHIBIT 16.2

[KPMG Letterhead]




May 31, 2002



Office of the Chief Accountant
Securities and Exchange Commission
Washington, D.C. 20549

Dear Sir or Madam:

We were previously principal accountants for Nucentrix Broadband Networks, Inc. (the Company) and, under the date of April 14, 2002, except for note 17, which is as of April 18, 2002, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2001 and 2000, the periods from January 1, 1999 to April 1, 1999 (the "Effective Date") and from the Effective Date to December 31, 1999.

We have read the Company's statements included under item 4 of its amended Form 8-K dated May 31, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement in 1) the penultimate sentence of the second paragraph except KPMG was forwarded a letter dated May 9, 2002 by the Company that confirmed receipt of KPMG's May 9, 2002 letter that confirmed the client-auditor relationship between the Company and KPMG had ceased, 2) the third paragraph except on the morning of May 8, 2002 KPMG called the Company's Audit Committee Chairman and discussed the client auditor relationship and indicated that KPMG would make a final decision on May 9, 2002, and 3) the sixth and final paragraph therein.

Very truly yours,

/s/ KPMG LLP

cc:  J. David Darnell
     Sr. Vice President and Chief Financial Officer
     Nucentrix Broadband Networks, Inc